Filed Pursuant To Rule 433

Registration No. 333-233191

February 12, 2020

GLD® SPDR® Gold Shares The Largest and Most Liquid Gold ETF Bloomberg Finance L.P. & State Street Global Advisors; GLD AUM = $45.9B as of 1/31/20; 180-day daily volume average = $1.3B as of 1/31/20. Learn More

GLD® SPDR Gold Shares Learn More

GLD® SPDR
Gold Shares Learn More

GLD® SPDR Gold Shares The Largest and Most Liquid Gold ETF Learn More Bloomberg Finance L.P. & State Street Global Advisors; GLD AUM = $45.9B as of 1/31/20; 180-day daily volume average = $1.3B as of 1/31/20. ®

GLD SPDR® Gold Shares The Largest and Most Liquid Gold ETF Bloomberg Finance L.P. & State Street Global Advisors; GLD AUM = $45.9B as of 1/31/20; 180-day daily volume average = $1.3B as of 1/31/20. Learn More

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.